CBNK Reports Fourth Quarter 2022 Results and Record Annual Earnings
Diluted EPS of $0.62, ROAA of 1.67%, and ROAE of 16.18% for 4Q 2022
Rockville, Maryland, January 25, 2023 (GLOBE NEWSWIRE) – Capital Bancorp, Inc. (the "Company") (NASDAQ: CBNK), the holding company for Capital Bank, N.A. (the "Bank"), today reported net income of $9.0 million, or $0.62 per diluted share, for the fourth quarter of 2022, compared to net income of $10.2 million, or $0.71 per diluted share, for the fourth quarter of 2021. Net portfolio loans increased $80.6 million, or 19.4 percent annualized, during the fourth quarter.
"Strong loan growth in the commercial bank was a highlight in the fourth quarter but was tempered by a challenging deposit environment," said Ed Barry, CEO of the Company and the Bank. "Strategic hires, market disruption and a focus on customized solutions continue to deliver growth in the commercial bank. OpenSky® had a record year of profitability and looks set to remain very profitable but inflation is having an impact on unsecured credit while competition and normal attrition has reduced the number of open accounts. Competition for deposits has increased our costs as we focus on retaining high-quality customers. We continue to invest in the business to build a foundation that will be scalable and allow us to grow and drive value over the long term."
Steven Schwartz, Chairman of the Board of the Company said, "I am pleased with the record full-year earnings being reported today. Despite the significant headwinds experienced by our mortgage division in 2022, our other diversified sources of revenue -- the Commercial Bank and OpenSky® -- continued to deliver. We are well positioned for continued strong profitability in 2023. We expect our Commercial Bank loan portfolio to continue to grow, our marketing efforts at OpenSky® to be rewarded with renewed growth in cardholder count and outstandings, and our Mortgage division to be restored to profitability. Notwithstanding potential macroeconomic challenges in 2023, I am confident that our best-in-class credit culture will permit us to adroitly manage any issues that may arise."

Fourth Quarter 2022 Highlights
Capital Bancorp, Inc.
•Earnings Summary - Net income decreased to $9.0 million, or $0.62 per diluted share, compared to $10.2 million, or $0.71 per diluted share, for the fourth quarter of 2021. Increasing interest rates led to a sharp increase in deposit costs and a continued slowdown in mortgage revenues in the fourth quarter of 2022. These factors, when combined with an increase in loan loss provisions due to economic uncertainty and a decline in credit card revenue, contributed to the decrease in fourth quarter net income. Net interest income increased by $2.5 million to $35.2 million for the fourth quarter of 2022 when compared to the same period in 2021 but was largely offset by increasing deposit costs.
•Strong Performance Ratios - Return on average assets ("ROAA") and return on average equity ("ROAE") were 1.67% and 16.18%, respectively, for the three months ended December 31, 2022, compared to 1.95% and 20.66%, respectively, for the three months ended December 31, 2021.

•Elevated Net Interest Margin - Net interest margin was 6.64%, or 3.91% excluding PPP and credit card loans, for the three months ended December 31, 2022, compared to 6.49%, or 3.70% excluding PPP and credit card loans, for the same three month period last year. Increases in portfolio loan yields and average loan balances were partially offset by increasing deposit costs.
•Robust Capital Positions - As of December 31, 2022, the Company reported a common equity tier 1 capital ratio of 15.00% and an allowance for loan losses to total loans ratio of 1.52%. Tangible book value per common share grew 11.8 percent to $15.84 at December 31, 2022 when compared to the same quarter in 2021.
Commercial Bank
•Strong Portfolio Loan Growth - Portfolio loans, excluding credit cards, increased by $218.7 million, or 15.7 percent, to $1.6 billion at December 31, 2022 compared to December 31, 2021. This growth was mainly due to a 19.5 percent increase in commercial real estate loans of $108.2 million, of which $87.6 million was owner occupied. Also contributing to the growth was a 20.7 percent increase in residential real estate loans of $83.1 million, and a 25.2 percent increase in commercial and industrial loans of $44.3 million when comparing the quarter ended December 31, 2022 to the quarter ended December 31, 2021. Business loans, comprised of commercial and industrial, SBA, and owner occupied real estate, represent 42% of our total commercial portfolio.
•Stable Credit Metrics - Non-performing assets ("NPAs") decreased 10 basis points to 0.46% of total assets at December 31, 2022 compared to 0.56% at December 31, 2021 with the disposition of our remaining other real estate owned and a reduction in nonaccrual loans of $1.7 million.
OpenSky®
•Revenues - OpenSky® revenue declined by 8.2 percent to $20.3 million for the quarter ended December 31, 2022 from the same period in 2021 due to the decrease in active customer accounts which led to decreases in interchange, renewal and other fees. Normal customer attrition and aggressive marketing and product strategies by fintech and credit card companies offering unsecured subprime credit cards has resulted in the continued decline in the total number of OpenSky® accounts.
•Loan Balances - OpenSky® loan balances, net of reserves, decreased by $12.7 million to $128.4 million compared to $141.1 million in the fourth quarter of 2021. Corresponding deposit balances decreased 18.3 percent or $42.1 million from $229.5 million at December 31, 2021 to $187.4 million at December 31, 2022. Gross unsecured loan balances stood at $26.8 million and $17.7 million at December 31, 2022 and 2021, respectively.
•OpenSky® Credit - Card delinquencies and utilization remained stable in the fourth quarter. Unsecured credit overall has performed in line with expectations while charge offs remained elevated due to higher severity levels among unsecured customers. The Company has tightened credit in the segments that have deteriorated while focusing on lower risk customers. Unsecured balances at quarter end were $26.8 million, flat for the quarter. The provision for loan losses increased $1.3 million compared to the fourth quarter of 2021.
2022 Highlights
Capital Bancorp
•Diversified Businesses Drive Net Income - Net income for the twelve months ended December 31, 2022 increased 4.6 percent to $41.8 million, or $2.91 per diluted share, from $40.0 million, or $2.84 per diluted share for the twelve months ended December 31, 2021.

•Above Average Performance Ratios - Strong earnings supported ROAA and ROAE of 2.01% and 19.68%, respectively, for the twelve months ended December 31, 2022 compared to 1.96% and 22.27%, respectively, for the twelve months ended December 31, 2021.
•Expanded Net Interest Margin - For the twelve months ended December 31, 2022, net interest margin was 6.92%, or 3.93% excluding PPP and credit card loans, compared to 5.86%, or 3.60% excluding PPP and credit card loans for the twelve months ended December 31, 2021. The margin improvement was primarily driven by increases in the yield on portfolio loans. Additionally, average balances and yields on our investment securities available for sale portfolio increased $98.1 million and 24 basis points, respectively, for the twelve months ended December 31, 2022 when compared to the same period last year.
•Stable Efficiency Ratio - The efficiency ratio decreased to 64.19% for the twelve months ended December 31, 2022 compared to 65.79% for the same twelve month period in the prior year due to higher levels of net interest income.
•Balance Sheet Growth - Total assets increased $68.4 million, or 3.3%, during the twelve months ended December 31, 2022. The growth in earning assets consisted of increases in net portfolio loans and investment securities available for sale of $204.6 million and $68.0 million, respectively. Asset growth was primarily funded by cash received for the payoff of SBA-PPP loans totaling $106.1 million and a $103.0 million redeployment of lower yielding cash and cash equivalents. Total deposits decreased by $39.1 million while Federal Home Loan Bank advances increased $85.0 million during the twelve months ended December 31, 2022.
Commercial Bank
•Strong Portfolio Loan Growth - In 2022, portfolio loans, excluding credit card loans, increased by $218.7 million, or 15.7 percent to $1.6 billion compared to 2021 when portfolio loans, excluding credit card loans, increased by $176.0 million to $1.4 billion. Growth in 2022 was primarily due to a $108.2 million increase in commercial real estate loans, of which $87.6 million was owner occupied, an $83.1 million increase in residential real estate loans, and a $44.3 million increase in commercial and industrial loans. These increases were partially offset by a $17.0 million decline in construction real estate loans.
•Deposits - While total deposits at December 31, 2022 decreased during the twelve months, our average noninterest bearing deposit balances increased $31.2 million when compared to December 31, 2021. Noninterest bearing deposits represented 38.4% of total deposits at December 31, 2022. The cost of interest bearing liabilities increased to 0.95% from 0.61% for the same period in the prior year, due to the increase in interest rates. Redeployment of funds by multiple commercial clients out of deposit accounts and into operating businesses impacted overall deposit balances in 2022.
OpenSky®
•Interest Rate Increases Offset Gross Balance Declines - Credit card balances, net of reserves, decreased by $12.7 million, or 9.0 percent, for the twelve months of 2022 compared to an increase of $38.9 million for the twelve months of 2021 when government stimulus funds contributed to balance growth in the credit card portfolio. For the twelve months of 2022, the increase in average credit card balances as well as an increase in interest rates accounted for the $14.4 million growth in interest income when compared to the same period in 2021. The decrease in overall credit card accounts led to the reduction in credit card fees, which declined by 21.2 percent to $22.0 million compared to $27.9 million for the same twelve month period last year.

COMPARATIVE FINANCIAL HIGHLIGHTS - Unaudited

	Quarter Ended			Twelve Months Ended
	December 31,			December 31,
(in thousands except per share data)	2022	2021	% Change	2022	2021	% Change
Earnings Summary
Interest income	$41,348	$33,788	22.4%	$150,646	$123,243	22.2%
Interest expense	6,149	1,117	450.5%	10,039	6,550	53.3%
Net interest income	35,199	32,671	7.7%	140,607	116,693	20.5%
Provision for loan losses	2,384	1,100	116.7%	6,631	3,359	97.4%
Noninterest income	5,561	10,617	(47.6)%	29,372	50,636	(42.0)%
Noninterest expense	26,734	28,495	(6.2)%	109,114	110,094	(0.9)%
Income before income taxes	11,642	13,693	(15.0)%	54,234	53,876	0.7%
Income tax expense	2,651	3,522	(24.7)%	12,430	13,898	(10.6)%
Net income	$8,991	$10,171	(11.6)%	$41,804	$39,978	4.6%

Pre-tax pre-provision net revenue ("PPNR") (2)	$14,026	$14,793	(5.2)%	$60,865	$57,235	6.3%
Weighted average common shares - Basic	14,071	13,877	1.4%	14,025	13,799	1.6%
Weighted average common shares - Diluted	14,408	14,290	0.8%	14,362	14,081	2.0%
Earnings per share - Basic	$0.64	$0.73	(12.3)%	$2.98	$2.90	2.8%
Earnings per share - Diluted	$0.62	$0.71	(12.7)%	$2.91	$2.84	2.5%
Return on average assets (1)	1.67%	1.95%	(14.4)%	2.01%	1.96%	2.6%
Return on average assets, excluding impact of SBA-PPP loans(1) (2)	1.67%	1.80%	(7.2)%	1.87%	1.75%	6.9%
Return on average equity	16.18%	20.66%	(21.7)%	19.68%	22.27%	(11.6)%

	Quarter Ended		4Q22 vs. 4Q21	Quarter Ended
	December 31,			September 30,	June 30,	March 31,
(in thousands except per share data)	2022	2021	% Change	2022	2022	2022
Balance Sheet Highlights
Assets	$2,123,655	$2,055,300	3.3%	$2,009,358	$2,154,846	$2,122,453
Investment securities available for sale	252,481	184,455	36.9%	269,620	226,509	172,712
Mortgage loans held for sale	7,416	15,989	(53.6)%	6,875	11,708	17,036
SBA-PPP loans, net of fees	2,163	108,285	(98.0)%	2,662	15,864	51,085
Portfolio loans receivable (3)	1,728,592	1,523,982	13.4%	1,648,001	1,607,677	1,526,256
Allowance for loan losses	26,385	25,181	4.8%	26,091	26,419	25,252
Deposits	1,758,072	1,797,137	(2.2)%	1,737,591	1,888,920	1,862,722
FHLB borrowings	107,000	22,000	386.4%	22,000	22,000	22,000
Other borrowed funds	12,062	12,062	—%	12,062	12,062	12,062
Total stockholders' equity	224,015	197,903	13.2%	214,005	207,316	201,492
Tangible common equity(2)	224,015	197,903	13.2%	214,005	207,316	201,492

Common shares outstanding	14,139	13,962	1.3%	14,039	14,010	14,001
Tangible book value per share (2)	$15.84	$14.17	11.8%	$15.24	$14.80	$14.39
______________
(1) Annualized for the quarterly periods
(2) Refer to Appendix for reconciliation of non-GAAP measures.
(3) Loans are reflected net of deferred fees and costs.

Operating Results - Comparison of Three Months Ended December 31, 2022 and 2021
For the three months ended December 31, 2022, net interest income increased $2.5 million, or 7.7 percent, to $35.2 million from the same period in 2021, primarily due to an increase in interest earned on portfolio loans. The net interest margin increased 15 basis points to 6.64% for the three months ended December 31, 2022 from 6.49% for the same period in 2021 due in large part to the growth in portfolio loan balances and an increase in loan yields, including on credit card loans to customers whose accounts have been open for more than a year as origination costs on these accounts are amortized in the first year and thereafter no longer offset annual renewal fees. Net interest margin, excluding credit card and SBA-PPP loans, was 3.91% for the fourth quarter of 2022 compared to 3.70% for the same period in 2021. For the three months ended December 31, 2022, average interest earning assets increased $104.5 million, or 5.2 percent, to $2.1 billion as compared to the same period in 2021, and the average yield on interest earning assets increased 110 basis points. Compared to the same period in the prior year, average interest bearing liabilities increased $107.9 million, or 10.3 percent, while the average cost of interest-bearing liabilities increased 169 basis points to 2.11% from 0.42%.
The provision for loan losses of $2.4 million for the three months ended December 31, 2022 was related to the credit card portfolio and the cycling of credit card accounts. Net charge-offs for the fourth quarter of 2022 were $2.1 million, or 0.49% on an annualized basis of average portfolio loans, compared to $672 thousand, or 0.18% on an annualized basis of average loans for the fourth quarter of 2021. A majority of the $2.1 million in net charge-offs during the quarter were related to the credit card portfolio with $1.8 million related to secured cards and $229 thousand related to unsecured cards.
For the quarter ended December 31, 2022, noninterest income was $5.6 million, a decrease of $5.1 million, or 47.6 percent, from $10.6 million in the prior year quarter. The decrease was primarily the result of a reduction in mortgage banking revenue of $2.8 million due to the decline in home loan sales and home loan refinances brought on by the rising interest rate environment as well as a decline in credit card fees of $2.4 million associated with the decline in active customer accounts and interchange income.
Credit card loan balances, net of reserves, decreased by $12.7 million to $128.4 million as of December 31, 2022 from $141.1 million at December 31, 2021. The related deposit account balances decreased 18.3 percent to $187.4 million at December 31, 2022 when compared to $229.5 million at December 31, 2021 reflecting the reduction in active customer accounts. For the three months ended December 31, 2022, OpenSky® credit card accounts decreased by 43 thousand net compared to a 40 thousand net decrease in accounts for the same period in 2021. Elevated new account originations related to COVID-19 stimulus payments that were realized during the pandemic did not recur in 2022.
The efficiency ratio for the three months ended December 31, 2022 decreased to 65.59% compared to 65.83% for the three months ended December 31, 2021 due to higher levels of net interest income.
Noninterest expense was $26.7 million for the three months ended December 31, 2022, as compared to $28.5 million for the three months ended December 31, 2021, a decrease of $1.8 million, or 6.2 percent. The decrease was primarily driven by decreases in data processing expenses of $2.9 million due to successful contract negotiations in the first quarter of 2022 for OpenSky® and advertising expenses of $924 thousand, or 56.0 percent due to a strategic refocus and were offset by increases in salaries and employee benefits of $1.2 million, or 11.4 percent and professional fees of $972 thousand, or 66.8 percent.

Operating Results - Comparison of Twelve Months Ended December 31, 2022 and 2021
For the twelve months ended December 31, 2022, net interest income increased $23.9 million, or 20.5 percent, to $140.6 million from the same period in 2021, primarily due to the $208.7 million increase in average balances in portfolio loans combined with the 72 basis point increase in yield for portfolio loans. The net interest margin increased 106 basis points to 6.92% for the twelve months ended December 31, 2022 from the same period in 2021. Net interest margin, excluding credit card and SBA-PPP loans, was 3.93% for the twelve months ended December 31, 2022 compared to 3.60% for the same period in 2021. For the twelve months ended December 31, 2022, average interest earning assets increased $42.7 million, or 2.1 percent, to $2.0 billion as compared to the same period in 2021, and the average yield on interest earning assets increased 122 basis points. Compared to the same period in the prior year, average interest-bearing liabilities decreased $21.8 million, or 2.0 percent, while the average cost of interest bearing liabilities increased 34 basis points to 0.95% from 0.61%.
For the twelve months ended December 31, 2022, the provision for loan losses was $6.6 million, an increase of $3.3 million from the prior year and was related primarily to the credit card portfolio. Net charge-offs for the twelve months ended December 31, 2022 were $5.4 million, or 0.34% of average portfolio loans, compared to $1.6 million, or 0.12% of average portfolio loans, for the same period in 2021. The $5.4 million in net charge-offs during the twelve months ended December 31, 2022 was comprised of credit card portfolio net charge-offs with $5.1 million related to secured cards while $345 thousand was related to unsecured cards.
For the twelve months ended December 31, 2022, noninterest income was $29.4 million, a decrease of $21.3 million, or 42.0 percent, from the same period in 2021. The decrease was primarily driven by the reduction in mortgage banking revenues of $16.0 million due to the decline in home loan sales and home loan refinances brought on by the rising interest rate environment as well as a decline in credit card fees of $5.9 million. The rising interest rate environment is expected to continue depressing the contribution made by Capital Bank Home Loans into 2023.
For the twelve months ended December 31, 2022, the Bank had a net decrease of 127 thousand OpenSky® active credit card accounts, decreasing the total number of open accounts to 534 thousand. This compares to 92 thousand of net new originations for the same period last year, which increased total open accounts to 660 thousand at December 31, 2021. Elevated new account originations related to COVID-19 stimulus payments that were realized in 2021 which did not recur in 2022 and aggressive marketing by competitors both contributed to the decline.
The efficiency ratio for the twelve months ended December 31, 2022 decreased to 64.19% compared to 65.79% for the twelve months ended December 31, 2021 due to higher levels of net interest income.
Noninterest expense was $109.1 million for the twelve months ended December 31, 2022, as compared to $110.1 million for the twelve months ended December 31, 2021, a decrease of $1.0 million, or 0.9 percent. The decrease was primarily driven by a $9.8 million, or 25.0 percent, decrease in data processing and a $1.8 million, or 51.7 percent, decrease in loan processing. The decrease was partially offset by a $5.1 million, or 13.4 percent, increase in salaries and benefits, an increase in professional fees of 57.4 percent, or $4.0 million, and a $1.4 million, or 29.5 percent, increase in advertising expense. The decrease of $9.8 million in data processing expenses was primarily due to a contract renegotiation entered into in the first quarter of 2022 in the OpenSky® Division.

Financial Condition
Total assets at December 31, 2022 were $2.1 billion, an increase of $68.4 million or 3.3% from the balance at December 31, 2021. Net portfolio loans, which exclude mortgage loans held for sale and SBA-PPP loans, totaled $1.7 billion as of December 31, 2022, an increase of $204.6 million or 13.4 percent as compared to $1.5 billion at December 31, 2021.
The Company recorded a provision for loan losses of $6.6 million during the twelve months ended December 31, 2022, which increased the allowance for loan losses to $26.4 million, or 1.52% of total loans at December 31, 2022. Nonperforming assets were $9.8 million, or 0.46% of total assets, as of December 31, 2022, down from $11.5 million, or 0.56% of total assets, at December 31, 2021, and was comprised solely of nonperforming loans. Included in nonperforming loans at December 31, 2022 were troubled debt restructurings of $288 thousand.
Special mention loans at December 31, 2022 increased by $13.5 million compared to December 31, 2021. The increase is attributable, in part, to the reclassification of the Bank’s $18.4 million participation interest in two commercial loans that are secured by the same collateral. The borrowers, an individual and a related entity, breached a negative covenant and thereafter agreed, in consideration of a forbearance agreement and an extension of the maturity date of each loan, to increase the applicable interest rate and to provide enhanced reporting to the lead bank. Interest payments are current on both loans. The lead bank is in discussions with the borrowers regarding a plan for full repayment of the loans.
While total deposits were $1.8 billion for the period ended December 31, 2022, a slight decline from the balance at December 31, 2021, average noninterest bearing deposit balances increased $31.2 million when compared to December 31, 2021. Noninterest bearing deposits represented 38.4% of total deposits at December 31, 2022.
Stockholders’ equity increased to $224.0 million as of December 31, 2022, compared to $197.9 million at December 31, 2021. This increase was primarily attributable to earnings during the period of $41.8 million which were offset by unrealized losses recorded net of tax on available for sale securities in the rising interest rate environment creating a $15.7 million reduction in accumulated other comprehensive income during the period. As of December 31, 2022, the Bank's capital ratios continued to exceed the regulatory requirements for a “well-capitalized” institution.

Consolidated Statements of Income (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands)	2022	2021	2022	2021
Interest income
Loans, including fees	$38,763	$33,235	$144,408	$120,784
Investment securities available for sale	1,402	439	3,912	2,010
Federal funds sold and other	1,183	114	2,326	449
Total interest income	41,348	33,788	150,646	123,243

Interest expense
Deposits	4,377	934	7,611	5,808
Borrowed funds	1,772	183	2,428	742
Total interest expense	6,149	1,117	10,039	6,550

Net interest income	35,199	32,671	140,607	116,693
Provision for loan losses	2,384	1,100	6,631	3,359
Net interest income after provision for loan losses	32,815	31,571	133,976	113,334

Noninterest income
Service charges on deposits	222	136	767	609
Credit card fees	4,314	6,676	21,972	27,884
Mortgage banking revenue	554	3,365	4,866	20,843
Gain on sale of investment securities available for sale, net	—	—	—	153
Other fees and charges	471	440	1,767	1,147
Total noninterest income	5,561	10,617	29,372	50,636

Noninterest expenses
Salaries and employee benefits	11,769	10,564	42,898	37,843
Occupancy and equipment	1,388	1,005	4,865	4,327
Professional fees	2,426	1,454	11,012	6,996
Data processing	6,697	9,643	29,418	39,237
Advertising	726	1,650	6,220	4,803
Loan processing	350	857	1,702	3,527
Other operating	3,378	3,322	12,999	13,361
Total noninterest expenses	26,734	28,495	109,114	110,094
Income before income taxes	11,642	13,693	54,234	53,876
Income tax expense	2,651	3,522	12,430	13,898
Net income	$8,991	$10,171	$41,804	$39,978

Consolidated Balance Sheets
(in thousands except share data)	(unaudited) December 31, 2022	December 31, 2021
Assets
Cash and due from banks	$19,963	$42,914
Interest bearing deposits at other financial institutions	39,764	136,824
Federal funds sold	20,688	3,657
Total cash and cash equivalents	80,415	183,395
Investment securities available for sale	252,481	184,455
Marketable equity securities	—	245
Restricted investments	7,362	3,498
Loans held for sale	7,416	15,989
SBA-PPP loans receivable, net of fees	2,163	108,285
Portfolio loans receivable, net of deferred fees and costs	1,728,592	1,523,982
Less allowance for loan losses	(26,385)	(25,181)
Total portfolio loans held for investment, net	1,702,207	1,498,801
Premises and equipment, net	3,386	3,282
Accrued interest receivable	9,489	7,901
Deferred income taxes, net	13,777	9,793
Other real estate owned	—	86
Bank owned life insurance	36,524	35,506
Other assets	8,435	4,064
Total assets	$2,123,655	$2,055,300

Liabilities
Deposits
Noninterest bearing	$674,313	$787,650
Interest bearing	1,083,759	1,009,487
Total deposits	1,758,072	1,797,137
Federal Home Loan Bank advances	107,000	22,000
Other borrowed funds	12,062	12,062
Accrued interest payable	1,031	473
Other liabilities	21,475	25,725
Total liabilities	1,899,640	1,857,397

Stockholders' equity
Common stock, $.01 par value; 49,000,000 shares authorized; 14,138,829 and 13,962,334 issued and outstanding	141	140
Additional paid-in capital	58,190	54,306
Retained earnings	182,435	144,533
Accumulated other comprehensive loss	(16,751)	(1,076)
Total stockholders' equity	224,015	197,903
Total liabilities and stockholders' equity	$2,123,655	$2,055,300

The following table shows the average outstanding balance of each principal category of our assets, liabilities and stockholders’ equity, together with the average yields on our assets and the average costs of our liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the same period.

	Three Months Ended December 31,
	2022			2021
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)
	(Dollars in thousands)
Assets
Interest earning assets:
Interest bearing deposits	$111,404	$1,006	3.58%	$198,070	$73	0.15%
Federal funds sold	4,054	35	3.41	2,048	—	—
Investment securities available for sale	292,117	1,402	1.90	187,388	439	0.93
Restricted stock and equity securities	10,111	142	5.57	3,743	41	4.35
Loans held for sale	6,062	88	5.74	23,395	179	3.04
SBA-PPP loans receivable	2,435	28	4.59	116,595	1,347	4.58
Portfolio loans receivable(2)	1,675,434	38,647	9.15	1,465,878	31,709	8.58
Total interest earning assets	2,101,617	41,348	7.81	1,997,117	33,788	6.71
Noninterest earning assets	34,539			69,166
Total assets	$2,136,156			$2,066,283

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand accounts	$218,518	61	0.11	$315,933	39	0.05
Savings	8,261	1	0.05	6,575	1	0.06
Money market accounts	552,185	3,016	2.17	501,070	267	0.21
Time deposits	177,346	1,299	2.91	190,795	627	1.30
Borrowed funds	199,982	1,772	3.52	34,062	183	2.13
Total interest bearing liabilities	1,156,292	6,149	2.11	1,048,435	1,117	0.42
Noninterest bearing liabilities:
Noninterest bearing liabilities	23,941			26,504
Noninterest bearing deposits	735,416			796,014
Stockholders’ equity	220,507			195,330
Total liabilities and stockholders’ equity	$2,136,156			$2,066,283

Net interest spread			5.70%			6.29%
Net interest income		$35,199			$32,671
Net interest margin(3)			6.64%			6.49%
_______________
(1)Annualized.
(2)Includes nonaccrual loans.
(3)For the three months ended December 31, 2022 and December 31, 2021, collectively, SBA-PPP loans and credit card loans accounted for 273 and 279 basis points of the reported net interest margin, respectively.

	Twelve Months Ended December 31,
	2022			2021
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)
	(Dollars in thousands)
Assets
Interest earning assets:
Interest bearing deposits	$156,751	$2,007	1.28%	$228,420	$283	0.12%
Federal funds sold	2,959	44	1.49	2,850	—	—
Investment securities available for sale	248,869	3,912	1.57	150,750	2,010	1.33
Restricted stock and equity securities	5,475	275	5.02	3,774	166	4.40
Loans held for sale	9,696	435	4.49	43,126	1,224	2.84
SBA-PPP loans receivable	29,831	3,477	11.66	190,588	7,613	3.99
Portfolio loans receivable(1)	1,579,661	140,496	8.89	1,370,988	111,947	8.17
Total interest earning assets	2,033,242	150,646	7.41	1,990,496	123,243	6.19
Noninterest earning assets	44,559			45,348
Total assets	$2,077,801			$2,035,844

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand accounts	$253,923	174	0.07	$289,285	202	0.07
Savings	8,917	5	0.06	6,470	3	0.05
Money market accounts	553,388	4,529	0.82	482,225	1,484	0.31
Time deposits	165,854	2,903	1.75	269,262	4,119	1.53
Borrowed funds	77,556	2,428	3.13	34,214	742	2.17
Total interest bearing liabilities	1,059,638	10,039	0.95	1,081,456	6,550	0.61
Noninterest bearing liabilities:
Noninterest bearing liabilities	23,797			24,128
Noninterest bearing deposits	781,971			750,760
Stockholders’ equity	212,395			179,500
Total liabilities and stockholders’ equity	$2,077,801			$2,035,844

Net interest spread			6.46%			5.58%
Net interest income		$140,607			$116,693
Net interest margin(2)			6.92%			5.86%
_______________
(1)
(1)Includes nonaccrual loans.
(2)For the twelve months ended December 31, 2022 and December 31, 2021, collectively, SBA-PPP loans and credit card loans accounted for 299 and 226 basis points of the reported net interest margin, respectively.

The Company’s reportable segments represent business units with discrete financial information whose results are regularly reviewed by management. The four segments include Commercial Banking, Capital Bank Home Loans (the Company’s mortgage loan division), OpenSky® (the Company’s credit card division) and the Corporate Office. The following schedule presents financial information for each reportable segment for the three and twelve months ended December 31, 2022 and December 31, 2021.

Segments

For the three months ended December 31, 2022
(in thousands)	Commercial Bank	CBHL	OpenSky®	Corporate(2)	Eliminations	Consolidated
Interest income	$24,389	$88	$16,035	$891	$(55)	$41,348
Interest expense	5,990	33	—	181	(55)	6,149
Net interest income	18,399	55	16,035	710	—	35,199
Provision for loan losses	—	—	2,384	—	—	2,384
Net interest income after provision	18,399	55	13,651	710	—	32,815
Noninterest income	550	696	4,314	1	—	5,561
Noninterest expense(1)	13,811	2,085	10,724	114	—	26,734
Net income (loss) before taxes	$5,138	$(1,334)	$7,241	$597	$—	$11,642

Total assets	$1,939,601	$7,936	$122,418	$245,399	$(191,699)	$2,123,655

For the three months ended December 31, 2021
Interest income	$17,464	$180	$15,479	$702	$(37)	$33,788
Interest expense	857	129	—	168	(37)	1,117
Net interest income	16,607	51	15,479	534	—	32,671
Provision for loan losses	—	—	1,100	—	—	1,100
Net interest income after provision	16,607	51	14,379	534	—	31,571
Noninterest income	520	3,382	6,676	39	—	10,617
Noninterest expense(1)	12,740	2,772	12,852	131	—	28,495
Net income before taxes	$4,387	$661	$8,203	$442	$—	$13,693

Total assets	$1,859,201	$16,698	$138,232	$217,993	$(176,824)	$2,055,300
________________________
(1)     Noninterest expense includes $6.1 million and $8.8 million in data processing expense in OpenSky’s® segment for the three months ended December 31, 2022 and 2021, respectively.
(2)    The Corporate segment invests idle cash in revenue producing assets including interest bearing cash accounts, loan participations and other appropriate investments for the Company.

For the twelve months ended December 31, 2022
(in thousands)	Commercial Bank	CBHL	OpenSky®	Corporate(2)	Eliminations	Consolidated
Interest income	$82,182	$435	$64,859	$3,349	$(179)	$150,646
Interest expense	9,245	218	—	755	(179)	10,039
Net interest income	72,937	217	64,859	2,594	—	140,607
Provision for loan losses	(980)	—	7,611	—	—	6,631
Net interest income after provision	73,917	217	57,248	2,594	—	133,976
Noninterest income	2,122	5,276	21,972	2	—	29,372
Noninterest expense(1)	52,552	8,450	47,647	465	—	109,114
Net income (loss) before taxes	$23,487	$(2,957)	$31,573	$2,131	$—	$54,234

Total assets	$1,939,601	$7,936	$122,418	$245,399	$(191,699)	$2,123,655

For the twelve months ended December 31, 2021
Interest income	$69,433	$1,217	$50,422	$2,307	$(136)	$123,243
Interest expense	5,142	874	—	670	(136)	6,550
Net interest income	64,291	343	50,422	1,637	—	116,693
Provision for loan losses	433	—	2,856	70	—	3,359
Net interest income after provision	63,858	343	47,566	1,567	—	113,334
Noninterest income	1,759	20,911	27,884	82	—	50,636
Noninterest expense(1)	44,729	12,713	52,231	421	—	110,094
Net income before taxes	$20,888	$8,541	$23,219	$1,228	$—	$53,876

Total assets	$1,859,201	$16,698	$138,232	$217,993	$(176,824)	$2,055,300
________________________
(1)     Noninterest expense includes $27.0 million and $36.1 million in data processing expense in OpenSky’s® segment for the twelve months ended December 31, 2022 and 2021, respectively.
(2)    The Corporate segment invests idle cash in revenue producing assets including interest bearing cash accounts, loan participations and other appropriate investments for the Company.

HISTORICAL FINANCIAL HIGHLIGHTS - Unaudited
	Quarter Ended
(dollars in thousands except per share data)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Earnings:
Net income	$8,991	$11,095	$11,508	$10,211	$10,171
Earnings per common share, diluted	0.62	0.77	0.80	0.71	0.71
Net interest margin	6.64%	7.24%	7.06%	6.79%	6.49%
Net interest margin, excluding credit cards & SBA-PPP loans (1)	3.91%	4.16%	3.86%	3.82%	3.70%
Return on average assets(2)	1.67%	2.15%	2.23%	2.01%	1.95%
Return on average assets, excluding impact of SBA-PPP loans (1)(2)	1.67%	2.10%	2.04%	1.67%	1.80%
Return on average equity(2)	16.18%	20.32%	22.16%	20.30%	20.66%
Efficiency ratio	65.59%	64.16%	62.00%	65.12%	65.83%
Balance Sheet:
Total portfolio loans receivable, net deferred fees	$1,728,592	$1,648,001	$1,607,677	$1,526,256	$1,523,982
Total deposits	1,758,072	1,737,591	1,888,920	1,862,722	1,797,137
Total assets	2,123,655	2,009,358	2,154,846	2,122,453	2,055,300
Total shareholders' equity	224,015	214,005	207,316	201,492	197,903
Asset Quality Ratios:
Nonperforming assets to total assets	0.46%	0.43%	0.34%	0.28%	0.56%
Nonperforming assets to total assets, excluding the SBA-PPP loans (1)	0.46%	0.43%	0.34%	0.29%	0.59%
Nonperforming loans to total loans	0.56%	0.52%	0.45%	0.38%	0.70%
Nonperforming loans to portfolio loans (1)	0.56%	0.52%	0.46%	0.39%	0.75%
Net charge-offs to average portfolio loans (1)(2)	0.49%	0.39%	0.23%	0.24%	0.18%
Allowance for loan losses to total loans	1.52%	1.58%	1.63%	1.60%	1.54%
Allowance for loan losses to portfolio loans (1)	1.53%	1.58%	1.64%	1.65%	1.65%
Allowance for loan losses to non-performing loans	270.46%	303.76%	360.06%	422.65%	220.40%
Bank Capital Ratios:
Total risk based capital ratio	14.21%	14.65%	14.34%	14.36%	13.79%
Tier 1 risk based capital ratio	12.95%	13.39%	13.09%	13.10%	12.53%
Leverage ratio	9.47%	9.60%	9.11%	8.74%	8.36%
Common equity Tier 1 capital ratio	12.95%	13.39%	13.09%	13.10%	12.53%
Tangible common equity	8.85%	9.00%	8.17%	8.11%	8.36%
Holding Company Capital Ratios:
Total risk based capital ratio	16.33%	17.41%	17.66%	17.16%	16.41%
Tier 1 risk based capital ratio	15.13%	15.49%	15.70%	15.19%	14.43%
Leverage ratio	11.24%	11.31%	10.93%	10.25%	9.73%
Common equity Tier 1 capital ratio	15.00%	15.36%	15.55%	15.04%	14.28%
Tangible common equity	10.55%	10.65%	9.62%	9.49%	9.63%

HISTORICAL FINANCIAL HIGHLIGHTS - Unaudited
	Quarter Ended
(dollars in thousands except per share data)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Composition of Loans:
SBA-PPP loans, net	$2,163	$2,662	$15,864	$51,085	$108,285
Residential real estate	$484,735	$466,849	$430,244	$420,242	$401,607
Commercial real estate	664,551	626,030	608,646	564,725	556,339
Construction real estate	238,099	235,045	241,249	245,722	255,147
Commercial and industrial	220,221	192,207	193,262	177,504	175,956
Credit card, net of reserve	128,434	136,658	142,166	123,750	141,120
Other consumer loans	1,179	1,055	856	909	1,033
Portfolio loans receivable	$1,737,219	$1,657,844	$1,616,423	$1,532,852	$1,531,202
Deferred origination fees, net	(8,627)	(9,843)	(8,746)	(6,596)	(7,220)
Portfolio loans receivable, net	$1,728,592	$1,648,001	$1,607,677	$1,526,256	$1,523,982
Composition of Deposits:
Noninterest bearing	$674,313	$806,033	$842,363	$825,174	$787,650
Interest-bearing demand	207,836	252,135	305,377	279,591	330,924
Savings	7,530	8,861	10,078	9,894	6,994
Money markets	574,978	518,184	570,298	585,920	493,919
Time deposits	293,415	152,378	160,804	162,143	177,650
Total Deposits	$1,758,072	$1,737,591	$1,888,920	$1,862,722	$1,797,137
Capital Bank Home Loan Metrics:
Origination of loans held for sale	$43,956	$60,516	$84,417	$111,087	$158,051
Mortgage loans sold	43,415	65,349	89,745	110,039	178,068
Gain on sale of loans	912	1,340	1,918	3,042	4,423
Purchase volume as a % of originations	88.94%	81.85%	85.23%	73.16%	56.44%
Gain on sale as a % of loans sold(3)	2.10%	2.05%	2.14%	2.77%	2.48%
Mortgage commissions	$451	$587	$772	$1,125	$1,462
OpenSky® Portfolio Metrics:
Active customer accounts	533,855	576,844	616,435	630,709	660,397
Secured credit card loans, gross	$104,157	$111,842	$118,938	$109,978	$125,898
Unsecured credit card loans, gross	26,795	27,335	25,641	16,233	17,682
Noninterest secured credit card deposits	187,412	201,277	214,110	220,354	229,530
_______________
(1)Refer to Appendix for reconciliation of non-GAAP measures.
(2)Annualized.
(3)Gain on sale percentage is calculated as gain on sale of loans divided by mortgage loans sold.

Appendix

Reconciliation of Non-GAAP Measures

Return on Average Assets, as Adjusted	Quarters Ended					Years Ended
Dollars in thousands	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Net Income	$8,991	$11,095	$11,508	$10,211	$10,171	$41,804	$39,978
Less: SBA-PPP loan income	28	263	1,120	2,066	1,347	3,477	7,613
Net Income, as Adjusted	$8,963	$10,832	$10,388	$8,145	$8,824	$38,327	$32,365
Average Total Assets	2,136,156	2,049,078	2,068,218	2,057,201	2,066,283	2,077,801	2,035,844
Less: Average SBA-PPP Loans	2,435	5,906	28,870	83,264	116,595	29,831	190,588
Average Total Assets, as Adjusted	$2,133,721	$2,043,172	$2,039,348	$1,973,937	$1,949,688	$2,047,970	$1,845,256
Return on Average Assets, as Adjusted	1.67%	2.10%	2.04%	1.67%	1.80%	1.87%	1.75%

Net Interest Margin, as Adjusted	Quarters Ended					Years Ended
Dollars in thousands	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Net Interest Income	$35,199	$36,677	$35,400	$33,331	$32,671	$140,607	$116,693
Less Credit card loan income	15,717	16,768	16,376	14,487	15,010	63,348	48,253
Less SBA-PPP loan income	28	263	1,120	2,066	1,347	3,477	7,613
Net Interest Income, as Adjusted	$19,454	$19,646	$17,904	$16,778	$16,314	$73,782	$60,827
Average Interest Earning Assets	2,101,617	2,010,070	2,011,920	1,990,377	1,996,331	2,033,242	1,990,496
Less Average credit card loans	124,120	132,246	124,548	124,923	131,306	126,473	112,313
Less Average SBA-PPP loans	2,435	5,906	28,870	83,264	116,595	29,831	190,588
Total Average Interest Earning Assets, as Adjusted	$1,975,062	$1,871,918	$1,858,502	$1,782,190	$1,748,430	$1,876,938	$1,687,595
Net Interest Margin, as Adjusted	3.91%	4.16%	3.86%	3.82%	3.70%	3.93%	3.60%

Pre-tax, Pre-Provision Net Revenue ("PPNR")	Quarters Ended					Years Ended
Dollars in thousands	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Net income	$8,991	$11,095	$11,508	$10,211	$10,171	$41,804	$39,978
Add: Income Tax Expense	2,651	3,336	3,089	3,354	3,522	12,430	13,898
Add: Provision for Loan Losses	2,384	1,260	2,035	952	1,100	6,631	3,359
Pre-tax, Pre-Provision Net Revenue ("PPNR")	$14,026	$15,691	$16,632	$14,517	$14,793	$60,865	$57,235

Appendix

Reconciliation of Non-GAAP Measures

Allowance for Loan Losses to Total Portfolio Loans	Quarters Ended
Dollars in thousands	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Allowance for Loan Losses	$26,385	$26,091	$26,419	$25,252	$25,181
Total Loans	1,730,755	1,650,663	1,623,541	1,577,341	1,632,267
Less: SBA-PPP loans	2,163	2,662	15,864	51,085	108,285
Total Portfolio Loans	$1,728,592	$1,648,001	$1,607,677	$1,526,256	$1,523,982
Allowance for Loan Losses to Total Portfolio Loans	1.53%	1.58%	1.64%	1.65%	1.65%

Nonperforming Assets to Total Assets, net SBA-PPP Loans	Quarters Ended
Dollars in thousands	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Total Nonperforming Assets	$9,756	$8,589	$7,338	$5,975	$11,512
Total Assets	2,123,655	2,009,358	2,154,846	2,122,453	2,055,300
Less: SBA-PPP loans	2,163	2,662	15,864	51,085	108,285
Total Assets, net SBA-PPP Loans	$2,121,492	$2,006,696	$2,138,982	$2,071,368	$1,947,015
Nonperforming Assets to Total Assets, net SBA-PPP Loans	0.46%	0.43%	0.34%	0.29%	0.59%

Nonperforming Loans to Total Portfolio Loans	Quarters Ended
Dollars in thousands	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Total Nonperforming Loans	$9,756	$8,589	$7,338	$5,975	$11,425
Total Loans	1,730,755	1,650,663	1,623,541	1,577,341	1,632,267
Less: SBA-PPP loans	2,163	2,662	15,864	51,085	108,285
Total Portfolio Loans	$1,728,592	$1,648,001	$1,607,677	$1,526,256	$1,523,982
Nonperforming Loans to Total Portfolio Loans	0.56%	0.52%	0.46%	0.39%	0.75%

Net Charge-offs to Average Portfolio Loans	Quarters Ended
Dollars in thousands	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Total Net Charge-offs	$2,090	$1,588	$868	$881	$672
Total Average Loans	1,677,869	1,607,452	1,561,541	1,590,166	1,582,473
Less: Average SBA-PPP loans	2,435	5,906	28,870	83,264	116,595
Total Average Portfolio Loans	$1,675,434	$1,601,546	$1,532,671	$1,506,902	$1,465,878
Net Charge-offs to Average Portfolio Loans	0.49%	0.39%	0.23%	0.24%	0.18%

Tangible Book Value per Share	Quarters Ended
Dollars in thousands, except per share amounts	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Total Stockholders' Equity	$224,015	$214,005	$207,316	$201,492	$197,903
Less: Preferred equity	—	—	—	—	—
Less: Intangible assets	—	—	—	—	—
Tangible Common Equity	$224,015	$214,005	$207,316	$201,492	$197,903
Period End Shares Outstanding	14,138,829	14,038,599	14,010,158	14,000,520	13,962,334
Tangible Book Value per Share	$15.84	$15.24	$14.80	$14.39	$14.17

ABOUT CAPITAL BANCORP, INC.
Capital Bancorp, Inc., Rockville, Maryland is a registered bank holding company incorporated under the laws of Maryland. The Company’s wholly-owned subsidiary, Capital Bank, N.A., is the fourth largest bank headquartered in Maryland at December 31, 2022. Capital Bancorp has been providing financial services since 1999 and now operates bank branches in five locations in the greater Washington, D.C. and Baltimore, Maryland markets. Capital Bancorp had assets of approximately $2.1 billion at December 31, 2022 and its common stock is traded in the NASDAQ Global Market under the symbol “CBNK.” More information can be found at the Company's website www.CapitalBankMD.com under its investor relations page.
FORWARD-LOOKING STATEMENTS
This earnings release contains forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” "optimistic," “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements.  Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. For details on some of the factors that could affect these expectations, see risk factors and other cautionary language included in the Company's Annual Report on Form 10-K and other periodic and current reports filed with the Securities and Exchange Commission.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; geopolitical concerns, including the ongoing war in Ukraine; the magnitude and duration of the COVID-19 pandemic and related variants and mutations and their impact on the global economy and financial market conditions and our business, results of operations, and financial condition; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market, and monetary fluctuations; volatility and disruptions in global capital and credit markets; the transition away from USD LIBOR and uncertainty regarding potential alternative reference rates, including SOFR; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services; the impact of changes in financial services policies, laws, and regulations, including those concerning taxes, banking, securities, and insurance, and the application thereof by regulatory bodies; cybersecurity threats and the cost of defending against them, including the costs of compliance with potential legislation to combat cybersecurity at a state, national, or global level; and other factors that may affect our future results.

These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

FINANCIAL CONTACT: Alan Jackson (240) 283-0402
MEDIA CONTACT: Ed Barry (240) 283-1912
WEB SITE: www.CapitalBankMD.com